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Filed pursuant to Rule 424(b)(2)
Registration Statement Number 333-202405

The information in this preliminary prospectus supplement relates to an effective registration statement, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell securities and are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 20, 2016

Prospectus Supplement
To the Prospectus Dated March 2, 2015

$

        % Fixed-to-Floating Rate Subordinated Notes due                    , 2026

        We are offering up to $              principal amount of our        % fixed-to-floating rate subordinated notes due                    , 2026, which we refer to as the Subordinated Notes. The Subordinated Notes will mature on                    , 2026 and bear interest at        % per annum, payable semi-annually in arrears on                   , and                    , of each year, commencing on                  , 2017, to, but excluding,                     , 2021. From and including                    , 2021, the Subordinated Notes will bear interest at a floating rate per annum equal to three-month LIBOR (provided, however, that in the event three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero) plus         % payable quarterly in arrears on                  ,                   ,                     and                    of each year beginning on                    , 2021, through maturity or earlier redemption of the Subordinated Notes. The Subordinated Notes will be redeemable by us in whole, or in part, prior to maturity upon the occurrence of certain special events as described under "Description of the Subordinated Notes—Redemption" in this prospectus supplement. On and after                    , 2021, we may redeem the Subordinated Notes in whole or in part prior to maturity on any interest payment date. There is no sinking fund for the Subordinated Notes. The Subordinated Notes will not be convertible or exchangeable.

        The Subordinated Notes are unsecured and will rank equally with all our other unsecured subordinated indebtedness currently outstanding or issued in the future. The Subordinated Notes will be subordinated in right of payment to all of our senior indebtedness, and other specified Company obligations. The Subordinated Notes will be structurally subordinate to all of our subsidiaries' existing and future indebtedness, including the deposit obligations of our subsidiary bank. The Subordinated Notes are obligations of Eagle Bancorp, Inc. only and are not obligations of, and are not guaranteed by, any of our subsidiaries.

        The Subordinated Notes will not be listed on any securities exchange. Currently, there is no public trading market for the Subordinated Notes.

	Per Subordinated Note(1)	Total

Public offering price	%	$

Underwriting discount	%	$

Proceeds to us, before expenses	%	$

(1)
Plus accrued interest, if any, from the original issue date.

        The underwriters expect to deliver the Subordinated Notes to purchasers in book-entry form through the facilities of The Depository Trust Company, or DTC, and its direct participants, against payment therefore in immediately available funds, on or about            , 2016.

        Investing in the Subordinated Notes involves risks. Please carefully read the "Risk Factors" beginning on page S-15 of this prospectus supplement and appearing in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Reports on Form 10-Q for a discussion of certain factors that you should consider before making your investment decision.

        Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the Subordinated Notes or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The Subordinated Notes are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, or FDIC, or any other governmental agency or instrumentality.

Book-Running Manager
Co-Manager
Keefe, Bruyette & Woods
                         A Stifel Company

The date of this prospectus supplement is                        , 2016

Prospectus Supplement

Prospectus

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the Subordinated Notes in any jurisdiction where the offer or sale is not permitted.

        You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, or any documents incorporated by reference herein, is accurate only as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, and updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about us and other securities we may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference." Generally, when we refer to this "prospectus" we mean this prospectus supplement together with the accompanying prospectus.

        We and the underwriters are offering to sell, and seeking offers to buy, the Subordinated Notes only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Subordinated Notes in certain jurisdictions may be restricted by law. We and the underwriters require persons into whose possession this prospectus supplement and the accompanying prospectus come to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used for or in connection with, an offer to sell, or a solicitation of an offer to buy, any Subordinated Notes offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation, and this prospectus supplement and the accompanying prospectus may not be delivered to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting" in this prospectus supplement.

        In this prospectus supplement, unless otherwise expressly stated or the context otherwise requires, the terms "we," "us," "the Company," "Eagle," and "our" refer to Eagle Bancorp, Inc. and our subsidiaries on a combined basis. References to "EagleBank" or "Bank" refer to EagleBank, Bethesda, Maryland, which is our principal subsidiary.

CAUTION ABOUT FORWARD LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," or words or phrases of similar meaning. We caution that the forward looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward looking statements.

        The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward looking statements:

  •
  The strength of the United States economy in general and the strength of the local economies in which we conduct operations;

  •
  Geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

  •
  The effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board; inflation, interest rate, market and monetary fluctuations;

  •
  Results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our allowance for credit losses, to write-down assets or to hold more capital;

  •
  Changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or our subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;

  •
  The impact of global economic conditions and events, including Brexit, on interest rates, monetary policy, international economic conditions, government policies and spending, and on our customers;

  •
  The timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

  •
  The willingness of users to substitute competitors' products and services for our products and services;

  •
  The impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

  •
  The effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission, or the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters;

  •
  Technological changes and social media;

  •
  Cybersecurity breaches and threats that cause the Bank to sustain financial losses;

  •
  The effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions;

  •
  The growth and profitability of non-interest or fee income being less than expected;

  •
  Changes in the level of our non-performing assets and charge-offs;

  •
  Changes in consumer spending and savings habits;

  •
  Unanticipated regulatory or judicial proceedings; and

  •
  The factors discussed under the caption "Risk Factors" in our periodic reports filed with the SEC.

        If one or more of the factors affecting our forward looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward looking information and statements contained in this prospectus supplement and the accompanying prospectus, and in the information incorporated by reference herein and therein. Therefore, we caution you not to place undue reliance on our forward looking information and statements. We will not update the forward looking statements to reflect actual results or changes in the factors affecting the forward looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision. To understand this offering fully, you should read this prospectus supplement and the accompanying prospectus carefully. You should carefully read the sections titled "Risk Factors" in this prospectus supplement and in the accompanying prospectus and the documents identified in the section "Incorporation of Certain Information by Reference."

The Company

        We are the registered bank holding company for EagleBank, Bethesda, Maryland, a Maryland chartered commercial bank which is a member of the Federal Reserve System. We were organized in October 1997 to be the holding company for EagleBank, which commenced operations in July 1998.

        We are a growth-oriented company providing a high level of service and developing deep relationships with our customers. The Company offers a broad range of commercial banking services to its business and professional clients as well as full service consumer banking services to individuals living and/or working primarily in our service area. EagleBank was organized as an alternative to the super-regional financial institutions which dominate our market area. EagleBank's philosophy is to provide superior, personalized service to our customers. EagleBank focuses on relationship banking, providing each customer with a number of services, becoming familiar with and addressing the customer's needs in a proactive personalized fashion.

        Our common stock is listed for trading on The Nasdaq Capital Market under the symbol "EGBN."

        At March 31, 2016, we had total assets of approximately $6.13 billion, net loans of approximately $5.10 billion, total deposits of approximately $5.19 billion and shareholders' equity of approximately $762.5 million. At March 31, 2016, our nonperforming assets (consisting of nonaccrual loans, loans past due 90 or more days and other real estate owned) were approximately $25.8 million, or 0.42% of total assets. For the three months ended March 31, 2016, we had earnings of $23.3 million, or $0.68 per diluted common share. We currently operate from 20 offices, seven in Montgomery County, Maryland, four in the District of Columbia, and nine offices in Northern Virginia. We expect our fifth District of Columbia office, our Georgetown office, to reopen in a new location later this year.

        Our principal executive offices are located at 7830 Old Georgetown Road, Third Floor, Bethesda, Maryland 20814 and our telephone number is (301) 986-1800. Our internet address is http://www.eaglebankcorp.com. The reference to our website does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus supplement or the accompanying prospectus.

Recent Developments

        Second Quarter Results—Eagle.    On July 20, 2016, we issued our earnings release for the six month period ended June 30, 2016. At June 30, 2016, we had totals assets of approximately $6.37 billion, a 10.6% increase from June 30, 2015; net loans of approximately $5.35 billion, an 18.8% increase over June 30, 2015, total deposits of approximately $5.34 billion, an increase of 10.6% over June 30, 2015, total common shareholders' equity of approximately $788.6 million, a 3.1% increase over June 30, 2015. At June 30, 2016, our nonperforming assets (consisting of nonaccrual loans, loans past due 90 or more days and other real estate owned) were approximately $24.5 million, or 0.39% of total assets. Net income available to common shareholders for the three and six months periods ended June 30, 2016 were approximately $24.1 million and $47.5 million, respectively, representing increases of 16.3% and 18.7% over net income for the same periods in 2015. For the three and six months ended June 30, 2016, we had earnings of $0.71 and $1.39 per diluted common share, representing increases of 16.4% and 13.9%, respectively, over the same periods in 2015.

        The following table sets forth selected financial highlights data for the Company as of and for each of the six month periods ended June 30, 2016 and 2015. You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes and our "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, incorporated by reference herein, as well as the additional financial information and analysis which are contained in our Current Report on Form 8-K filed on July 20, 2016, which is also incorporated by reference herein. Information for the six month periods ended June 30, 2016 and 2015 is derived from unaudited interim financial statements and has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the six month period ended June 30, 2016 do not necessarily indicate the results which may be expected for any future period or for the full year.

	Six months ended June 30,
(dollars in thousands except per share data)	2016	2015
Balance Sheets—Period End
Securities	$409,512	$423,709
Loans held for sale	59,323	132,683
Loans	5,403,429	4,550,897
Allowance for credit losses	56,536	48,921
Intangible assets, net	108,021	109,957
Total assets	6,365,320	5,752,669
Deposits	5,335,988	4,825,433
Borrowings	199,497	126,310
Total liabilities	5,576,692	4,987,608
Preferred shareholders' equity	—	71,900
Common shareholders' equity	788,628	693,161
Total shareholders' equity	788,628	765,061
Tangible common equity(1)	680,607	583,204

Statements of Operations
Interest income	$137,579	$121,888
Interest expense	11,167	9,607
Provision for credit losses	6,931	6,781
Noninterest income	13,865	14,037
Noninterest expense(1)	56,397	54,671
Income before taxes	76,949	64,866
Income tax expense	29,482	24,510
Net income(1)	47,467	40,356
Preferred dividends	—	359
Net income available to common shareholders	47,467	39,997
Per Common Share Data
Net income, basic	$1.41	$1.24
Net income, diluted	1.39	1.22
Book value	23.48	20.76
Tangible book value(1)	20.27	17.46
Common shares outstanding	33,584,898	33,394,563
Weighted average common shares outstanding, basic	33,553,570	32,231,398
Weighted average common shares outstanding, diluted	34,146,404	32,894,949

	Six months ended June 30,
(dollars in thousands except per share data)	2016	2015
Ratios
Net interest margin	4.30%	4.37%
Efficiency ratio(2)	40.20%	43.28%
Return on average assets	1.56%	1.50%
Return on average common equity	12.39%	12.67%
CET 1 capital (to risk weighted assets)	10.74%	10.37%
Total capital (to risk weighted assets)	12.71%	13.75%
Tier 1 capital (to risk weighted assets)	10.74%	11.64%
Tier 1 capital (to average assets)	11.24%	12.03%
Tangible common equity (to tangible assets)	10.88%	10.34%
Asset Quality
Nonperforming assets and loans 90+ past due	$24,532	$25,586
Nonperforming assets and loans 90+ past due to total assets	0.39%	0.44%
Allowance for credit losses to loans	1.05%	1.07%
Allowance for credit losses to nonperforming loans	264.44%	328.98%
Net charge-offs	$3,082	$3,935
Net charge-offs (annualized) to average loans	0.12%	0.18%

(1)
The selected financial highlights contain certain financial information determined by methods other than in accordance with generally accepted accounting principles in the United States, or GAAP. These non-GAAP financial measures are "tangible common equity ratio," defined as total common shareholders' equity reduced by goodwill and other intangible assets and divided by tangible assets, and "tangible book value per common share," defined as tangible common shareholders' equity divided by total common share outstanding. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors. These disclosures should not be considered in isolation or as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by other bank holding companies. Management compensates for these limitations by providing detailed reconciliations between GAAP information and the non-GAAP financial measures. A reconciliation of these non-GAAP measures to their GAAP equivalents is set forth below.

	June 30,
GAAP Reconciliation (dollars in thousands except per share data)	2016	2015
Common shareholders' equity	$788,628	$693,161
Less: Intangible assets	(108,021)	(109,957)

Tangible common equity	$680,607	$583,204

Book value per common share	$23.48	$20.76
Less: Intangible book value per common share	(3.21)	(3.30)

Tangible book value per common share	$20.27	$17.46

Total Assets	$6,365,320	$5,752,669
Less: Intangible Assets	(108,021)	(109,957)

Tangible assets	$6,257,299	$5,642,712

Tangible common equity ratio	10.88%	10.34%
(2)
Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

The Offering

Issuer	Eagle Bancorp, Inc., a Maryland corporation
Securities Offered	% Fixed-to-Floating Subordinated Notes, due 2026
Aggregate Principal amount	$
Maturity Date	, 2026
Interest Rate	From and including the original issue date to, but excluding , 2021 a fixed per annum rate of %.

From and including                        , 2021, through maturity, a floating per annum rate equal to three-month LIBOR (provided, however, that in the event three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero) plus            %. The Company has appointed Wilmington Trust Company, National Association, as the Calculation Agent for purposes of determining LIBOR.

Interest Payment Date(s)

Interest on the Subordinated Notes will be payable semi-annually in arrears on                        and                         of each year, beginning on                        , 2017 to                        , 2021, and thereafter will be payable quarterly in arrears on                        ,                         ,                         , and                        of each year, beginning on                        , 2021, through maturity or earlier redemption of the Subordinated Notes. If any interest payment date falls on a day that is not a business day, interest will be paid on the next succeeding business day (and without any interest or other payment in respect of any such delay). See "Description of the Subordinated Notes—Interest."

Record Dates	Interest on each Subordinated Note will be payable to the person in whose name such Subordinated Note is registered on the day of the month immediately preceding the applicable interest payment date.
Subordination, Ranking

The Subordinated Notes offered by this prospectus supplement will be issued by the Company pursuant to a Second Supplemental Indenture, or the Second Supplement, to the Subordinated Indenture, dated as of August 5, 2014, between the Company and Wilmington Trust, National Association, as Trustee, which we refer to as the Base Indenture. We refer to the Base Indenture and the Second Supplement collectively as the Indenture.

The Subordinated Notes will be unsecured, subordinated and:

•

will rank junior in right of payment and upon our liquidation to our existing and all of our future senior indebtedness (as defined in the Indenture and described below under "Description of the Subordinated Notes" in this prospectus supplement), whether now existing or hereinafter incurred;

•

will rank equally in right of payment and upon our liquidation with our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with promissory notes, bonds, debentures and other evidences of indebtedness of types that include the Subordinated Notes;

•

will rank equally in right of payment and upon our liquidation to our outstanding 5.75% subordinated notes, due September 1, 2024 issued pursuant to the Base Indenture as supplemented by the First Supplemental Indenture thereto, dated as of August 5, 2014;

•

will rank senior in right of payment and upon our liquidation to any indebtedness the terms of which provide that such indebtedness ranks junior to promissory notes, bonds, debentures and other evidences of indebtedness of types that include the Subordinated Notes; and

•

will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of EagleBank and our other current and future subsidiaries, including without limitation EagleBank's liabilities to depositors in connection with the deposits in EagleBank, liabilities to general and trade creditors and liabilities arising during the ordinary course or otherwise.

As of March 31, 2016, at the holding company level, we had $70.0 million principal amount of 5.75% subordinated notes due 2024 that will rank equally with the Subordinated Notes. As of March 31, 2016, at the holding company level, we had a $50 million line of credit, which is secured by a portion of the stock of EagleBank, on which we had no outstanding draws, which would rank senior to the Subordinated Notes, and liabilities of approximately $43 million to general creditors.

The Indenture does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Subordinated Notes that we may incur hereafter.

Because we are a holding company, our cash flows and, consequently, our ability to pay and discharge our obligations, including the principal of, and premium, if any, and interest on, our debt securities depends on the dividends paid and distributions and other payments made to us by our subsidiaries, and funds we obtain from our corporate borrowings or by selling our securities. Accordingly, our right to receive any payments or assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the Subordinated Notes to participate in the proceeds of those payments or assets, will be effectively subordinated to the claims of our subsidiaries' respective creditors and preferred equity holders, if any. As of March 31, 2016, EagleBank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $5.4 billion, excluding intercompany liabilities. For more information, see "Description of the Subordinated Notes—Ranking" in this prospectus supplement.

Redemption

The Subordinated Notes may be redeemed, at our option, in whole or in part, on any interest payment date beginning with the interest payment date on                        , 2021, subordinated at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding the date of redemption.

The Subordinated Notes are also redeemable by us, in whole or in part, at any time upon the occurrence of one of the following events: (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the notes for U.S. federal income tax purposes; (ii) a subsequent event occurs that precludes the notes from being recognized as Tier 2 capital for regulatory capital purposes; or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Subordinated Notes plus any accrued and unpaid interest to, but excluding, the redemption date. The Subordinated Notes are not subject to repayment at the option of the holders. For more information, see "Description of the Subordinated Notes—Redemption" in this prospectus supplement.

Events of Default; Remedies

The Subordinated Notes will contain customary payment, covenant and insolvency events of default. The trustee and the holders of the Subordinated Notes may not accelerate the maturity of the Subordinated Notes upon the occurrence of any payment or covenant event of default. However, if an insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the Subordinated Notes will become immediately due and payable without any action of the trustee or the holders of the Subordinated Notes. In the event of such an acceleration of the maturity of the Subordinated Notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the Subordinated Notes. See "Description of the Subordinated Notes—Events of Default; Acceleration of Payment; Limitation on Suits" in this prospectus supplement.

Denomination; Form

The Subordinated Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The Subordinated Notes will be evidenced by a global note deposited with the trustee for the Subordinated Notes, as custodian for DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See "Description of the Subordinated Notes—Delivery and Form."

Sinking Fund	None.
Security	None. The Subordinated Notes are unsecured subordinated obligations of the Company. The Subordinated Notes are not obligations of, nor are they guaranteed by, any of our subsidiaries or affiliates.

Use of Proceeds

We estimate that the net proceeds of this offering will be approximately $           million, after deducting the underwriting discount and the payment of the transaction expenses payable by us. We intend to use the proceeds of the offering for general corporate purposes, including but not limited to supporting our growth and contribution to the capital of our subsidiaries, including EagleBank, to support organic growth and opportunistic acquisitions, should appropriate acquisition opportunities arise.

Risk Factors

Investing in the Subordinated Notes involves risks. You should carefully consider the information under "Risk Factors" beginning on page S-15 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the Subordinated Notes.

Trustee	Wilmington Trust, National Association, acts as the trustee, or Trustee, under the Indenture.
Listing

The Subordinated Notes will not be listed on any national securities exchange or included in any automated dealer quotation system. Currently, there is no market for the Subordinated Notes, and there can be no assurances that any public market for the Subordinated Notes will develop.

Governing Law	The Subordinated Notes and the Indenture will be governed by Maryland law except that the rights of the Trustee are governed by New York law.
Additional Issues of Subordinated Notes

We may, without notice to or consent of the holders of outstanding Subordinated Notes, create and issue additional subordinated notes having the same terms and conditions as the Subordinated Notes (except for the issue date, issue price and the first interest payment date). Such further subordinated notes will form a single series with the Subordinated Notes, provided that such additional subordinated notes are fungible with the previously outstanding subordinated notes for U.S. federal income tax purposes.

SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

        The following table sets forth selected historical consolidated financial data for the Company as of and for each of the five years ended December 31, 2015 (which has been derived from our audited consolidated financial statement), and as of and for the three months ended March 31, 2016 and 2015. You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as our "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 which have been filed with the SEC and are incorporated by reference in this prospectus supplement. Information for the three month periods ended March 31, 2016 and 2015 is derived from unaudited interim financial statements and has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the three month period ended March 31, 2016 do not necessarily indicate the results which may be expected for any future period or for the full year.

	At or for the three months ended March 31,		At or for the year ended December 31,
(dollars in thousands except per share data)	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)
Balance Sheets—Period End
Securities	$505,305	$350,324	$504,772	$404,903	$389,405	$310,514	$324,053
Loans held for sale	45,679	62,758	47,492	44,317	42,030	226,923	176,826
Loans	5,155,871	4,444,893	4,998,368	4,312,399	2,945,158	2,493,095	2,056,256
Allowance for credit losses	54,608	47,779	52,687	46,075	40,921	37,492	29,653
Intangible assets, net	108,268	109,617	108,542	109,908	3,510	3,785	4,145
Total assets	6,131,222	5,499,175	6,075,577	5,247,880	3,771,503	3,409,441	2,831,255
Deposits	5,189,646	4,584,365	5,158,444	4,310,768	3,225,414	2,897,222	2,392,095
Borrowings	135,921	136,724	141,284	280,420	119,771	140,638	152,662
Total liabilities	5,368,726	4,757,645	5,336,976	4,627,121	3,377,640	3,059,465	2,564,544
Preferred shareholders' equity	—	71,900	—	71,900	56,600	56,600	56,600
Common shareholders' equity	762,496	669,630	738,601	548,859	337,263	293,376	210,111
Total shareholders' equity	762,496	741,530	738,601	620,759	393,863	349,976	266,711
Tangible common equity(1)	654,228	560,013	630,059	438,951	333,753	289,591	205,966
Statements of Operations
Interest income	$67,807	$59,465	$253,180	$191,573	$157,294	$141,943	$119,124
Interest expense	5,217	4,734	19,238	13,095	12,504	14,414	20,077
Provision for credit losses	3,043	3,310	14,638	10,879	9,602	16,190	10,983
Noninterest income	6,290	7,804	26,628	18,345	24,716	21,364	13,501
Noninterest expense	28,102	28,073	110,716	99,728	84,579	76,531	63,276
Income before taxes	37,735	31,152	135,216	86,216	75,325	56,172	38,289
Income tax expense	14,413	11,734	51,049	31,958	28,318	20,883	13,731
Net income	23,322	19,418	84,167	54,258	47,007	35,289	24,558
Preferred dividends	—	180	601	614	566	566	1,511
Net income available to common shareholders	23,322	19,238	83,566	53,644	46,441	34,723	23,047
Per Common Share Data(2)
Net income, basic(2)	$0.70	$0.62	$2.54	$2.01	$1.81	$1.50	$1.05
Net income, diluted(2)	0.68	0.61	2.50	1.95	1.76	1.46	1.04
Book value	22.71	20.11	22.07	18.21	13.03	11.62	9.57
Tangible book value(1)	19.48	16.82	18.83	14.56	12.89	11.47	9.38
Common shares outstanding(3)	33,581,599	33,303,467	33,467,893	30,139,396	25,885,863	25,250,378	21,948,128
Weighted average common shares outstanding, basic(3)	33,518,998	31,082,715	32,836,449	26,683,759	25,726,062	23,135,886	21,819,087
Weighted average common shares outstanding, diluted(3)	34,104,237	31,776,323	33,479,592	27,550,978	26,358,611	23,743,815	22,316,593

	At or for the three months ended March 31,		At or for the year ended December 31,
(dollars in thousands except per share data)	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)
Ratios
Net interest margin(4)	4.31%	4.41%	4.33%	4.44%	4.30%	4.32%	3.99%
Efficiency ratio(5)	40.80%	44.89%	42.49%	50.67%	49.90%	51.40%	56.22%
Return on average assets	1.54%	1.49%	1.49%	1.31%	1.37%	1.18%	0.97%
Return on average common equity	12.39%	13.24%	12.32%	13.50%	14.60%	14.14%	11.71%
CET1 capital (to risk weighted assets)	10.83%	10.37%	10.68%	—	—	—	—
Total capital (to risk weighted assets)	12.87%	13.90%	12.75%	12.97%	13.01%	12.20%	11.84%
Tier 1 capital (to risk weighted assets)	10.83%	11.71%	10.68%	10.39%	11.53%	10.80%	10.33%
Tier 1 capital (to average assets)	11.01%	12.19%	10.90%	10.69%	10.93%	10.44%	8.21%
Tangible common equity to tangible assets(1)	10.86%	10.39%	10.56%	8.54%	8.86%	8.50%	7.29%
Asset Quality
Nonperforming assets and loans 90+ past due	$25,774	$31,910	$19,091	$35,667	$33,927	$35,983	$36,019
Nonperforming assets and loans 90+ past due to total assets	0.42%	0.58%	0.38%	0.83%	1.15%	1.44%	1.75%
Nonperforming loans to total loans	0.43%	0.44%	0.26%	0.52%	0.84%	1.23%	1.59%
Allowance for credit losses to loans	1.06%	1.07%	1.05%	1.07%	1.39%	1.50%	1.44%
Allowance for credit losses to nonperforming loans	249.03%	244.12%	397.95%	205.30%	165.66%	122.19%	90.42%
Net charge-offs	$1,122	$1,606	$8,026	$5,724	$6,173	$8,351	$6,084
Net charge-offs (annualized) to average loans	0.09%	0.15%	0.17%	0.17%	0.23%	0.37%	0.32%

(1)
The Selected Financial Data contains certain non-GAAP financial measures: "tangible common equity ratio," defined as total common shareholders' equity reduced by goodwill and other intangible assets and divided by tangible assets, and "tangible book value per common share," defined as tangible common shareholders' equity divided by total common share outstanding. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors. These disclosures should not be considered in isolation or as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by other bank holding companies. Management compensates for these limitations by providing detailed reconciliations between GAAP information and the non-GAAP financial measures. A reconciliation of these non-GAAP measures to their GAAP equivalents is set forth below.

	At or for the three months ended March 31,		At or for the year ended December 31,
GAAP Reconciliation (dollars in thousands except per share data)	2016	2015	2015	2014	2013	2012	2011
Common shareholders' equity	$762,496	$669,630	$738,601	$548,859	$337,263	$293,376	$210,111
Less: Intangible assets	(108,268)	(109,617)	(108,542)	(109,908)	(3,510)	(3,785)	(4,145)

Tangible common equity	$654,228	$560,013	$630,059	$438,951	$333,753	$289,591	$205,966

Book value per common share	$22.71	$20.11	$22.07	$18.21	$13.03	$11.62	$9.57
Less: Intangible book value per common share	(3.23)	(3.29)	(3.24)	(3.65)	(0.14)	(0.15)	(0.19)

Tangible book value per common share	$19.48	$16.82	$18.83	$14.56	$12.89	$11.47	$9.38

Total Assets	$6,131,222	$5,499,175	$6,075,577	$5,247,880	$3,771,503	$3,409,441	$2,831,255
Less: Intangible Assets	(108,268)	(109,617)	(108,542)	(109,908)	(3,510)	(3,785)	(4,145)

Tangible assets	$6,029,954	$5,389,558	$5,967,035	$5,137,972	$3,767,993	$3,405,656	$2,827,110

Tangible common equity ratio	10.86%	10.39%	10.56%	8.54%	8.86%	8.50%	7.29%
(2)
The reported figure includes the effect of $4.7 million of merger related expenses ($3.5 million net of tax) for the year ended December 31, 2014. As the magnitude of the merger expenses distorts the operational results of the Company, we present in the GAAP reconciliation below certain performance ratios excluding the effect of the merger expenses during the year ended December 31, 2014.

  We believe this information is important to enable shareholders and other interested parties to assess the core operational performance of the Company.

Non-GAAP Reconciliation (Unaudited) (dollars in thousands except per share data)	Year Ended December 31, 2014
Net income	$54,258
Adjustments to net income
Merger-related expenses, net of tax	3,472

Operating net income	$57,730

Net income available to common shareholders	$53,644
Adjustments to net income available to common shareholders
Merger-related expenses, net of tax	3,472

Operating earnings	$57,116

Earnings per weighted average common share, basic	$2.01
Adjustments to earnings per weighted average common share, basic
Merger-related expenses, net of tax	0.13

Operating earnings per weighted average common share, basic	$2.14

Earnings per weighted average common share, diluted	$1.95
Adjustments to earnings per weighted average common share, diluted
Merger-related expenses, net of tax	0.13

Operating earnings per weighted average common share, diluted	$2.08

Summary Operating Results:
Noninterest expense	$99,728
Merger-related expenses	4,699

Adjusted noninterest expense	$95,029

Adjusted efficiency ratio	48.28%
Adjusted noninterest expense as a % of average assets	2.30%
Return on average assets
Net income	$54,258
Adjustments to net income
Merger-related expenses, net of tax	3,472

Operating net income	$57,730

Adjusted return on average assets	1.40%
Return on average common equity
Net income available to common shareholders	$53,644
Adjustments to net income available to common shareholders
Merger-related expenses, net of tax	3,472

Operating earnings	$57,116

Adjusted return on average common equity	14.38%
(3)
Presented giving retroactive effect to the 10% stock dividend paid on the common stock on June 14, 2013.

(4)
The reported figure includes the effect of a $618 million deposit, or the settlement deposit, received on September 13, 2011 in connection with a class action settlement, which was disbursed by year end. The deposit was invested in excess reserves at the Federal Reserve Bank. As the magnitude of the settlement deposit distorts the operational results of the Company, the GAAP reconciliation below presents certain performance ratios excluding the effect of the settlement deposit, notably the net interest margin and the return on average assets which resulted in approximately $326,000 of interest income and $170,000 of income, net of tax, during the twelve month period ended December 31, 2011. We believe this information is important to enable shareholders and other interested parties to assess the core operational performance of the Company.

	At or for the year ended December 31,
	2012			2011
GAAP Reconciliation (Unaudited) (dollars in thousands except per share data)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Total earning assets	$2,953,417	$141,943	4.81%	$2,482,625	$119,124	4.80%
Less: settlement deposit	—	—	—	(117,990)	(326)	(0.28)%

Adjusted earning assets	$2,953,417	$141,943	4.81%	$2,364,635	$118,798	5.02%

Total interest bearing liabilities	$1,903,453	$14,414	0.76%	$1,679,855	$20,077	1.20%
Adjusted interest spread			4.05%			3.82%
Adjusted interest margin			4.32%			4.17%

	At or for the year ended December 31,
GAAP Reconciliation (Unaudited) (dollars in thousands except per share data)	2012	2011
Net income	$35,289	$24,558
Less: settlement deposit	—	(170)

Adjusted net income	$35,289	$24,388

Average total assets	$2,997,994	$2,523,592
Less: settlement deposit	—	(117,990)

Adjusted average total assets	$2,997,994	$2,405,602

Adjusted return on average assets	1.18%	1.01%
(5)
Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

RISK FACTORS

        An investment in our securities involves various risks. Before making an investment decision, you should carefully read and consider the risk factors described below as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should read these risk factors together with the risk factors contained in Eagle's Annual Report on Form 10-K for the year ended December 31, 2015, and any changes to those risk factors included in Eagle's Quarterly Reports on Form 10-Q, or other documents filed with the SEC, after the date of the Annual Report. Any of these risks, if they are realized, could materially adversely affect our business, financial condition, and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment.

         The Subordinated Notes will be unsecured and subordinated to our existing and future senior indebtedness.

        The Subordinated Notes will be subordinated obligations of the Company. Accordingly, they will be junior in right of payment to our existing and future senior indebtedness. Our senior indebtedness includes:

  •
  The principal and any premium or interest for money borrowed or purchased by the Company;

  •
  The principal and any premium or interest for money borrowed or purchased by another person and guaranteed by the Company;

  •
  Any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar instrument or agreement;

  •
  An obligation arising from direct credit substitutes;

  •
  Obligations to general and trade creditors; and

  •
  Any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; in each case, whether outstanding on the date the Indenture becomes effective, or created, assumed or incurred after that date.

        Senior indebtedness excludes any indebtedness that: (1) expressly states that it is junior to, or ranks equally in right of payment with, the Subordinated Notes; or (2) is identified as junior to, or equal in right of payment with, the Subordinated Notes in any resolution of the Board of Directors of the Company pursuant to the Indenture. The Subordinated Notes will rank equally with all other unsecured subordinated indebtedness of the Company issued in the future under the Indenture, including the outstanding $70.0 million principal amount of subordinated notes due 2024.

        In addition, the Subordinated Notes will not be secured by any of our assets. As a result they will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Indenture does not limit the amount of senior indebtedness or other financial obligations or secured obligations that we or EagleBank may incur.

        As a result of the subordination provisions described above, holders of Subordinated Notes may not be fully repaid in the event of bankruptcy, liquidation or reorganization of the Company.

         The Subordinated Notes will not be guaranteed by the FDIC, any other governmental agency or EagleBank, and will be structurally subordinated to the indebtedness and other liabilities of EagleBank.

        The Subordinated Notes are not bank deposits and are not insured by the FDIC or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Subordinated Notes will be obligations of the Company only and will not be guaranteed by EagleBank. The Subordinated Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of EagleBank, which means that creditors of EagleBank generally will be paid from EagleBank's assets before holders of the Subordinated Notes would have any claims to those assets.

         The Indenture does not contain any limitations on our ability to incur additional indebtedness, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock.

        The Indenture does not restrict our ability, or the ability of any of our subsidiaries, to incur additional indebtedness or other liabilities, including additional senior or subordinated indebtedness. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the Subordinated Notes could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, absent an event of default under the Indenture, we are not restricted under the Indenture governing the Subordinated Notes from paying dividends or issuing or repurchasing our securities.

        In addition, there are no financial covenants in the Indenture. You are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you. See, "Description of the Subordinated Notes" at page S-22.

         If EagleBank does not make dividend payments to the Company, the Company may not be able to pay interest and principal on the Subordinated Notes.

        We are a holding company and conduct substantially all of our operations through subsidiaries, including our principal subsidiary EagleBank. We may depend on dividends, distributions and other payments from our subsidiaries, principally on the dividends from EagleBank, to meet our obligations, including payments on the Subordinated Notes. EagleBank's state and federal regulators have significant discretion and authority to cause EagleBank to stop paying dividends to the Company, or to cause the Company to stop payments on its subordinated debt, including the Subordinated Notes. In the event EagleBank is unable to provide sufficient dividends to allow the Company to meet its obligations, the Company may not be able to pay interest or principal, or both interest and principal, on the Subordinated Notes. There is no sinking fund or similar segregated pool of funds which is dedicated to making payments of interest or principal on the Subordinated Notes.

         Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Subordinated Notes, regardless of whether we are the subject of an insolvency proceeding.

        As a bank holding company, our ability to pay the principal of, and interest on, the Subordinated Notes is subject to Federal Reserve guidelines regarding capital adequacy. We intend to treat the notes as "Tier 2 capital" under the Federal Reserve's regulatory capital rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments such as the Subordinated Notes on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, under Federal Reserve policy, a bank holding company is required to act as a source of financial and managerial strength to each of its banking subsidiaries and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when a holding company may not otherwise be inclined to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Subordinated Notes on one or more of the scheduled interest payment dates or at any other time or the principal of the notes at the maturity of the Subordinated Notes.

        If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed and would be required to cure immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of EagleBank and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

         The Indenture includes limited events of default.

        As described in "Description of the Subordinated Notes—Events of Default; Acceleration of Payment; Limitation on Suits" beginning on page S-24, the Subordinated Notes contain limited events of default and remedies. As a result of our intended treatment of the Subordinated Notes as Tier 2 capital, the ability of the Trustee under the Indenture that governs the Subordinated Notes and the holders of the Subordinated Notes to accelerate the maturity of and our obligation to pay immediately the principal of, and any accrued and unpaid interest on, the Subordinated Notes will be limited to the events of default that occur upon:

  •
  the entry of a decree or order for the appointment of appointing a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

  •
  the Company consenting to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company; or

  •
  a "major subsidiary depository institution" of the Company becomes the subject of a receivership, insolvency, liquidation or similar proceeding.

Consequently, neither the trustee nor the holders of the Subordinated Notes will have the right to accelerate the maturity of the Subordinated Notes in the case of our failure to pay the principal of, or interest on, the Subordinated Notes or our non-performance of any other covenant or warranty under the Subordinated Notes or the Indenture. The holders of our outstanding subordinated debentures are subject to similar limitations, but the holders of our senior indebtedness will not be subject to limitations of that type. If the holders of our senior indebtedness are able to accelerate the maturity of our senior indebtedness at a time when a non-insolvency default has occurred, but an insolvency default has not occurred, with respect to the Subordinated Notes, such holders of our senior indebtedness may be able to accelerate the maturity of, and pursue the payment in full of, that senior indebtedness while the holders of the Subordinated Notes would be unable to pursue similar remedies with respect to the Subordinated Notes.

         The Subordinated Notes do not place any limit on our ability to pay dividends on our capital stock when there is no event of default.

        Although EagleBank and the Company are subject to regulatory guidelines, limitations and legal limits on the ability to pay dividends, the Subordinated Notes do not contain any limitations on the ability of the Company to pay dividends to the holders of its equity securities, except when an event of default, as defined in the Indenture, exists. As such, we may be able to pay dividends in an amount which is within our legal authority and to which our regulators do not object, which would preclude additional capital accumulation, which would make it more difficult for us to comply with our obligations under the Subordinated Notes.

         Changes in our credit ratings may affect the value of the Subordinated Notes.

        Credit ratings are an assessment by third party credit ratings services of our ability to pay our obligations as they become due and the default risks of the Subordinated Notes. These ratings are not recommendations to purchase, hold or sell the Subordinated Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Subordinated Notes, but rather reflect only the view of each rating agency at the time the rating is issued. Consequently, actual or anticipated changes in our credit ratings may affect the market value of notes we have issued. Because your return on the Subordinated Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit rating will not reduce the important risks related to the Subordinated Notes. Furthermore, financial regulatory reforms required by the Dodd-Frank Wall Street and Consumer Protection Act of 2010, or the Dodd-Frank Act, affect the manner of disclosure of credit ratings, the type of rating provided, and the use of credit ratings in evaluation of securities by investors; these factors could likewise affect the trading value of the Subordinated Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

         An active trading market for the Subordinated Notes may not develop.

        The Subordinated Notes constitute a new issue of securities, for which there is no existing market. We do not intend to apply for listing of the Subordinated Notes on any securities exchange or for quotation of the Subordinated Notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the Subordinated Notes will develop, the ability of holders of the Subordinated Notes to sell their Subordinated Notes or the prices at which holders may be able to sell their Subordinated Notes.

         If a trading market for the Subordinated Notes develops, factors not within our control, could adversely affect the market price of the Subordinated Notes.

        In addition to our creditworthiness, many factors may affect the trading market for, and the trading value of, the Subordinated Notes. These factors include: the time remaining to the maturity of the Subordinated Notes, the ranking of the Subordinated Notes, the outstanding amount of Subordinated Notes with terms identical to the Subordinated Notes offered hereby, the prevailing interest rates being paid by other companies similar to us, our financial condition, financial performance and future prospects and the level, direction and volatility of market interest rates generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. If a trading market for the Subordinated Notes develops, such fluctuations could have an adverse effect on the price of the Subordinated Notes.

         Because the Subordinated Notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

        Subject to the prior approval of the FRB, to the extent that such approval is then required, we may redeem all or a portion of the Notes on                , 2021 and on any interest payment date thereafter prior to their stated maturity date. In addition, at any time at which any Subordinated Notes remain outstanding, subject to the prior approval of the FRB, to the extent that such approval is then required, we may redeem the Subordinated Notes in whole, or in part, from time to time, upon the occurrence of (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the notes for U.S. federal income tax purposes, (ii) a subsequent event that precludes the proceeds from the Subordinated Notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended. In the event that we redeem the Subordinated Notes, holders of the Subordinated Notes will receive only the principal amount of the Notes plus any accrued and unpaid interest to but excluding such earlier redemption date. If any redemption occurs, holders of the Subordinated Notes will not have the opportunity to continue to accrue and be paid interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the

Subordinated Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Subordinated Notes. See "Description of the Subordinated Notes—Redemption" beginning on page S-25.

        Investors should not expect us to redeem the Subordinated Notes on or after the date on which they become redeemable at our option, although we reserve the right to do so in the exercise of our sole discretion. Under FRB regulations, unless the FRB authorizes us in writing to do otherwise, we may not redeem the Subordinated Notes unless they are replaced with other Tier 1 or Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the FRB that following redemption, we will continue to hold capital commensurate with our risk.

         The amount of interest payable on the Subordinated Notes will vary on and after                        , 2021.

        As the interest rate of the Subordinated Notes will be calculated based on LIBOR from                , 2021 and LIBOR is a floating rate, the interest rate on the Subordinated Notes will vary on and after                , 2021. From and including the issue date to but excluding                , 2021, the Subordinated Notes will bear interest at a fixed rate per annum of                %. From and including                , 2021, the Subordinated Notes will bear interest at a floating rate set each quarterly interest period at a per annum rate equal to the three-month LIBOR (provided, however, that in the event three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero) plus            %. The per annum interest rate that is determined two business days before the commencement of each interest period during which a floating rate applies, will apply to the entire quarterly interest period following such determination date even if LIBOR increases during that period.

        Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating rate of the Subordinated Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

         The level of LIBOR may affect our decision to redeem the Subordinated Notes.

        We are more likely to redeem the Subordinated Notes on or after                , 2021, if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the Subordinated Notes prior to their maturity date, holders may not be able to invest in other securities that yield as much interest as the Subordinated Notes.

         Holders of the Notes will have no rights against the publishers of LIBOR.

        Holders of the Subordinated Notes will have no rights against the publishers of LIBOR, even though the amount they receive on each interest payment date on and after                , 2021 will depend upon the level of LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the Subordinated Notes or the holders of the Subordinated Notes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

        Our consolidated ratio of earnings to combined fixed charges and preferred dividends for each of the five fiscal years ended December 31, 2015 and each of the three month periods ended March 31, 2016 and 2015 are as set forth in the following table.

	Three months ended March 31,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges and preferred dividends:
Including interest on deposits	8.23x	7.14x	7.65x	7.06x	6.55x	4.61x	2.60x
Excluding interest on deposits	36.14x	18.33x	23.91x	20.23x	27.61x	17.96x	7.93x

        For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, fixed charges are the sum of:

  •
  interest expenses, including interest on deposits, and, in the second alternative shown above, excluding interest on deposits; and

  •
  that portion of net rental expense deemed to be the equivalent to interest on long-term debt.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the Subordinated Notes in the offering, after underwriting discounts and estimated expenses, will be approximately $         million.

        We intend to use the net proceeds for general corporate purposes, including but not limited to contribution of capital to our subsidiaries, including EagleBank, to support organic growth and other opportunistic acquisitions, should additional and appropriate acquisition opportunities arise.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of March 31, 2016:

  •
  on an actual historical basis; and

  •
  on an as-adjusted basis as if the offering had been completed as of March 31, 2016, and giving effect to the payment of the estimated underwriting discount and expenses of the offering.

        The following information should be read in conjunction with our consolidated financial statements for the year ended December 31, 2015, and the notes thereto, included in our Annual Report on Form 10-K, the unaudited consolidated financial statements for the three months ended March 31, 2016, and the notes thereto, included in our Quarterly Report on Form 10-Q, incorporated by reference herein, and the unaudited pro forma combined financial information included in this prospectus supplement.

	March 31, 2016
(dollars in thousands)	Actual	As Adjusted
Long Term Debt
Subordinated notes, due 2024	$68,958
Subordinated notes, due 2026	—
Stockholders' Equity:
Preferred Stock, $0.01 par value, 1,000,000 shares authorized, no shares issued	—
Common Stock, $0.01 par value, shares authorized 100,000,000, shares issued and outstanding 33,581,599	333
Warrant	946
Additional Paid in Capital	505,338
Retained Earnings	256,926
Accumulated Other Comprehensive Loss	(1,047)
Total Stockholders' Equity	$762,496
Total Capitalization	$831,454
Total Common Stockholders' Equity	$762,496
Capital Ratios for the Company
Tier 1 capital to risk-weighted assets ratio	10.83%
Total capital to risk-weighted assets ratio	12.87%
Tier 1 capital to average assets ratio	11.01%
Tangible common equity to tangible assets ratio	10.86%
CET1 capital (to risk weighted assets)	10.83%

 DESCRIPTION OF THE SUBORDINATED NOTES

        The Subordinated Notes offered by this prospectus supplement will be issued by the Company pursuant to the Indenture. We have summarized the general terms and provisions of the Indenture below but the summary is not complete. The following description of the particular terms of the Subordinated Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of subordinated debt in the accompanying prospectus, to which description we refer you. We have summarized the material terms of the Indenture. You should read the Indenture for more complete descriptions of the terms of the Indenture.

        General.    The Subordinated Notes issued in this offering will initially be limited to $                principal amount. Under the Indenture, the aggregate principal amount of Subordinated Notes which may be sold and delivered in other offerings is unlimited. The Subordinated Notes may be sold in one or more series with the same or various maturities, at par, at a premium, or at a discount.

        The Subordinated Notes will mature on                , 2026. The Subordinated Notes are not convertible into, or exchangeable for, equity securities of the Company. There is no sinking fund for the Subordinated Notes.

        Interest.    The Subordinated Notes will bear interest (i) at an initial rate of        % per annum, payable semi-annually in arrears on                 and                of each year (each, a "fixed rate interest payment date"), commencing on                , 2017, from and including the date of issuance to but excluding                 , 2021, and (ii) thereafter at a floating per annum rate equal to the three-month LIBOR (provided, however, that in the event three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero) plus        %, payable quarterly in arrears on        ,        ,                 and                of each year (each, a "floating rate interest payment date," and together with the fixed rate interest payment dates, the "interest payment dates"), commencing on                , 2021.

        "Three-month LIBOR" means, for any interest period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the Reset Rate Determination Date related to such interest period. If such rate does not appear on such page at such time, then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Company for this purpose and whose names and contact information is provided to the Calculation Agent by the Company, to provide such bank's offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount for a single transaction in U.S. dollars in the relevant market at the relevant time as determined by the Company and provided to the Calculation Agent (a "Representative Amount"). If at least two such quotations are so provided, three-month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in the City of New York selected by the Company for this purpose and whose names and contact information is provided to the Calculation Agent by the Company, to provide such bank's rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., New York City time, on such Reset Rate Determination Date and in a Representative Amount. If at least two such rates are so provided, three-month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then three-month LIBOR for the interest period related to such Reset Rate Determination Date will be set to equal the three-month LIBOR for the immediately preceding interest period or, in the case of the interest period commencing on the first floating rate interest payment date,            %. All percentages used in or resulting from any calculation of three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, in the event that three-month LIBOR as determined in accordance with this definition is less than zero, three-month LIBOR for such interest period shall be deemed to be zero.

        "Calculation Agent" means Wilmington Trust, National Association or any other successor appointed by us, acting as calculation agent.

        "Designated LIBOR Page" means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates for U.S. dollars.

        "London Banking Day" means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

        "Reset Rate Determination Date" means the second London Banking Day immediately preceding the first day of each applicable interest period commencing on the first floating rate interest payment date.

        The determination of LIBOR for each applicable interest period by the Calculation Agent will (in the absence of manifest error) be final and binding.

        Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months to, but excluding,                , 2021 and thereafter on the basis of a 360-day year and on the basis of the actual number of days elapsed. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

        Interest on the Subordinated Notes, subject to certain exceptions, will accrue during the applicable interest period, which is from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Subordinated Notes to but excluding the applicable interest payment date or the stated maturity date or date of earlier redemption, if applicable. If an interest payment date or the maturity date for the Subordinated Notes falls on a day that is not a business day, the interest payment or the payment of principal and interest at maturity will be paid on the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Subordinated Notes will not be entitled to any further interest or other payments.

        Interest on each Subordinated Note will be payable to the person in whose name such Subordinated Note is registered on the       day of the month immediately preceding the applicable interest payment date, whether or not such day is a business day. Any interest which is payable, but is not punctually paid or duly provided for, on any interest payment date shall cease to be payable to the holder on the relevant record date by virtue of having been a holder on such date, and such defaulted interest may be paid by us to the person in whose name the Subordinated Notes are registered at the close of business on a special record date for the payment of defaulted interest. However, interest that is paid on the maturity date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the principal paying agent or, at our option in the event the Subordinated Notes are not represented by Global Notes (as defined below), by check mailed to the address of the person specified for payment in the preceding sentences.

        When we use the term "business day", we mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday or a day on which banking institutions in the City of New York or place of payment are authorized or obligated by law or executive order to close.

        Ranking.    The Subordinated Notes will rank equally with all other unsecured subordinated indebtedness of the Company issued in the future under the Indenture. The Subordinated Notes will also rank equally with the Company's 5.75% Subordinated Notes due 2024. As of March 31, 2016, we had no other outstanding subordinated indebtedness.

        The Subordinated Notes will be subordinated in right of payment to all of our senior indebtedness, and other specified company obligations. The Subordinated Notes will be obligations of Eagle Bancorp, Inc. only and will not be guaranteed by any of our subsidiaries, including EagleBank, which is our principal subsidiary. The Subordinated Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of EagleBank, its depositors) generally will be paid from those subsidiaries' assets before holders of the Subordinated Notes would have any claims to those assets. The Indenture and the Subordinated Notes do not limit the amount of senior indebtedness, secured indebtedness, or other liabilities having priority over the Subordinated Notes that we or our subsidiaries may incur. As of June 30, 2016, on a consolidated basis, our outstanding indebtedness (including deposits) totaled approximately $5.6 billion, which includes $70.0 million principal amount of outstanding subordinated unsecured indebtedness.

        "Senior indebtedness" has the meaning given to such term in the resolutions of the board of directors or supplemental indenture establishing a series of subordinated indebtedness, and includes:

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  the principal and any premium or interest for money borrowed or purchased by the Company;

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  the principal and any premium or interest for money borrowed or purchased by another person and guaranteed by the Company;

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  any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar instrument or agreement;

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  obligations to general and trade creditors;

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  an obligation arising from direct credit substitutes; and

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  any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements;

in each case, whether now outstanding, or created, assumed or incurred in the future. With respect to the Subordinated Notes, senior indebtedness excludes any indebtedness that:

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  expressly states that it is junior to, or ranks equally in right of payment with, the Subordinated Notes; or

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  is identified as junior to, or equal in right of payment with, the Subordinated Notes in any board resolution establishing such series of subordinated indebtedness or in any supplemental indenture.

        Upon the liquidation, dissolution, winding up, or reorganization of Eagle, Eagle must pay to the holders of all senior indebtedness the full amounts of principal of, and premium and interest on, that senior indebtedness before any payment is made on the Subordinated Notes. If, after we have made those payments on our senior indebtedness there are amounts available for payment on the Subordinated Notes, then we make any payment on the Subordinated Notes. Because of the subordination provisions and the obligation to pay senior indebtedness described above, in the event of insolvency of Eagle, holders of the Subordinated Notes may recover less ratably than holders of senior indebtedness and other creditors of Eagle.

        Events of Default; Acceleration of Payment; Limitation on Suits.    The Subordinated Notes and Indenture provide for only limited events upon which the principal of the Subordinated Notes may be accelerated. These events are:

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  A court having jurisdiction shall enter a decree or order for the appointment of appointing a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

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  The Company shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company; or

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  A "major depository institution subsidiary" of the Company shall be the subject of a receivership, insolvency, liquidation or similar proceeding.

        The Subordinated Notes and Indenture provide for a limited number of other events of default, which do not permit acceleration of the payment of principal on the Subordinated Notes, including:

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  Default in the payment of any installment of interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

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  Default in the payment of the principal (or premium, if any) on any debt security of that series when it becomes due and payable; or

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  Failure by the Company duly to observe or perform any of the other covenants or agreements in the debt securities of that series, in any resolution of the Board of Directors of the Company authorizing the issuance of that series of debt securities, in the Indenture with respect to such series or in any supplemental indenture with respect to such series (other than a covenant a default in the performance of which is elsewhere in Indenture specifically dealt with), continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the trustee or by the holders of at least 25% in aggregate principal amount of the debt securities of that series at the time outstanding.

        There is no right of acceleration in the case of a default in the payment of principal of or interest on the Subordinated Notes or in our non-performance of any other obligation under the Subordinated Notes or the Indenture. If we default in our obligation to pay any interest on the Subordinated Notes when due and payable and such default continues for a period of thirty days, or if we default in our obligation to pay the principal amount due upon maturity, or if we breach any covenant or agreement contained in the Indenture, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Subordinated Notes of the performance of any covenant or agreement in the Indenture.

        No holder of Subordinated Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

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  such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Subordinated Notes;

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  the holders of not less than 25% in principal amount of the Subordinated Notes shall have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture; such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses, and liabilities to be incurred in complying with such request;

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  the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity has failed to institute any such proceeding; and

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  no direction inconsistent with such written request has been given to the Trustee during such 60 day period by the holders of a majority in principal amount of the outstanding Subordinated Notes.

        In any event, the Indenture provides that no one or more of such holders shall have any right under the Indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders of Notes.

        Redemption.    We may, at our option, beginning with the interest payment date of                , 2021, and on any interest payment date thereafter, redeem the Subordinated Notes, in whole or in part, from time to time, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB, at a price equal to 100% of the principal amount of the Subordinated Notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption. The Subordinated Notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem the Subordinated Notes at any time, including before                , 2021, in whole, or in part,

from time to time, at a price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption upon the occurrence of:

  •
  a "Tax Event" defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that an amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any political subdivision or taxing authority, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which change or amendment becomes effective or which pronouncement or decision is announced on or after the date of the issuance of the Subordinated Notes, resulting in more than an insubstantial risk that the interest payable on the Subordinated Notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

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  a "Tier 2 Capital Event" defined in the Indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Subordinated Notes, the Subordinated Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 Capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us that would preclude the Subordinated Notes from being included as Tier 2 capital; or

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  Eagle Bancorp becoming required to register as an investment company pursuant to the Investment Company Act of 1940. Any such redemption will be at a redemption price equal to the principal amount of the Subordinated Notes plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption, call or repurchase of the Subordinated Notes following one of these events would require prior approval of the Federal Reserve.

        Our election to redeem any Subordinated Notes upon the occurrence of any of the events enumerated above will be provided to the Trustee at least 35 days prior to the redemption date, or such shorter period as to which the Trustee agrees. In case of any such election, notice of redemption must be provided to the holders of the Subordinated Notes not less than 30 nor more than 60 days prior to the date of redemption.

        Consolidation, Merger and Sale of Assets.    The Indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and we may not permit any other person to consolidate with or merge into us or to convey, transfer or lease its assets substantially as an entirety to us, unless:

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  if we consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any other person, the person formed by such consolidation or into which we merge, or the person that acquires our assets, is a corporation organized and validly existing under the laws of the United States of America, any of its states or the District of Columbia, which person must expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on the Subordinated Notes and the performance or observance of our covenants under the Indenture;

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  immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of us or our subsidiaries as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

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  we have complied with our obligations to deliver certain documentation to the Trustee.

        Further Issues.    We may, from time to time, without notice to or the consent of the holders of the Subordinated Notes, create and issue further notes ranking equally with the Subordinated Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Subordinated Notes and have the same terms as to status, redemption or otherwise as the Subordinated Notes.

        Paying Agent.    We may appoint one or more financial institutions to act as our paying agents, at whose designated offices the Subordinated Notes non-Global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed Wilmington Trust, National Association, at its office in Minneapolis, Minnesota, as the paying agent for the subordinated debt securities. We must notify you of changes in the paying agents.

        Governing Law.    The Indenture provides that the Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of Maryland, except that the rights, immunities, duties and liabilities of the Trustee (acting in any capacity) will be governed by New York law.

        Subordinated Notes Intended to Qualify as Tier 2 Capital.    The Subordinated Notes are intended to qualify as Tier 2 Capital under the capital rules established by the Federal Reserve for bank holding companies. The rules set forth specific criteria for instruments to qualify as Tier 2 Capital. Among other things, the Subordinated Notes must:

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  be unsecured;

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  have a minimum original maturity of at least five years;

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  be subordinated to depositors and general creditors;

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  not contain provisions permitting the holders of the Subordinated Notes to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of a bank holding company or a major bank subsidiary; and

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  not contain provisions permitting the institution to redeem or repurchase the Subordinated Notes prior to the maturity date without prior approval of the Federal Reserve.

        Clearance and Settlement.    The Subordinated Notes will be represented by one or more permanent global certificates, which we refer to individually as a Global Note and collectively as the Global Notes, deposited with, or on behalf of DTC and registered in the name of Cede & Co. (DTC's partnership nominee). The Subordinated Notes will be available for purchase in denominations of $1,000 and integral multiples of $1,000 in excess thereof in book-entry form only. So long as DTC or any successor depositary, which we refer to collectively as the Depositary or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Subordinated Notes for all purposes of the Indenture. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may not elect to receive a certificate representing their Subordinated Notes while the Subordinated Notes are held by a Depositary. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Subordinated Notes, so long as the corresponding securities are represented by Global Notes.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act of 1934, as amended. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

        To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

        DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Notes will be printed and delivered to DTC.

        As long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the Global Notes and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in Global Notes:

  •
  will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

  •
  will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

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  will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

        All redemption proceeds, distributions and dividend payments on the securities represented by the Global Notes and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

        Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in Global Notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in Global Notes may be subject to various policies and procedures adopted by DTC from time to time. None of Eagle, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC's or any direct or indirect participant's records relating to, or for payments made on account of, beneficial interests in Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any direct or indirect participant's records relating to these beneficial ownership interests.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the Global Notes among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Eagle nor the Trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

        Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

        DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

DESCRIPTION OF THE INDENTURE

        General.    The Subordinated Notes offered by this prospectus supplement will be issued by the Company under the Indenture. The following description of the particular terms of the Indenture supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of subordinated debt in the accompanying prospectus, to which description we refer you. We have summarized the material terms of the Indenture. You should read the Indenture for more complete descriptions of the terms of the Indenture.

        Under the Indenture we may offer from time to time debt securities in the form of unsecured subordinated debentures, notes or other evidences of indebtedness. The aggregate principal amount of the debt securities which we may issue under the Indenture is unlimited, and the debt securities may be issued in one or more series. Any debt securities issued under the Indenture will be established pursuant to one or more resolutions of the Company, or to one or more indentures supplemental to the Indenture. Such resolutions or indentures supplemental, as applicable, shall also set forth the particular terms of each series of debt securities established thereby, which will generally include, among other things:

  •
  The title of the debt securities and the series in which such debt securities shall be included;

  •
  Any limit upon the aggregate principal amount of the debt securities (and premium if any);

  •
  Whether any debt securities of the series are to be issuable initially or otherwise in global form and, if so, (a) whether beneficial owners of interests in any such global debt securities may exchange such interest for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner specified in Indenture, (b) the name of the depository with respect to any global debt securities, and (c) the manner in which interest payable on a global Security will be paid;

  •
  The terms, if any, upon which the debt securities of any series may be convertible into or exchanged for common stock, preferred stock, other indebtedness of the Company or another obligor, or warrants for common stock, preferred stock or indebtedness or other securities of any kind of the Company or any other obligor, and the terms and conditions upon which such conversion or exchange shall be effected;

  •
  The date or dates, or the method, if any, by which such date or dates shall be determined, on which the principal of such debt securities is payable;

  •
  The rate or rates at which such debt securities shall bear interest, if any, or the method, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest shall accrue or the method, if any, by which such date or dates are to be determined, the interest payment dates, and the regular record dates, if any, on which such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

  •
  Whether and under what circumstances additional amounts, which are required by the Indenture or any debt securities to be paid by the Company in respect of certain taxes imposed on the holders of such debt securities, shall be payable;

  •
  The place or places, if any, where the principal of (and premium, if any) and interest, if any, on such debt securities shall be payable, any debt securities of the series may be surrendered for registration of transfer, any debt securities of the series may be surrendered for exchange or conversion and notices, or demands to or upon the Company in respect of the debt securities of the series and the Indenture may be served;

  •
  Whether and the terms and conditions upon which the debt securities of the series or any of them are to be redeemable at the option of the Company and, if so, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at the option of the Company;

  •
  Whether and the terms and conditions upon which the Company is obligated to redeem, or purchase debt securities of the series or any of them pursuant to any sinking fund or at the option of any holder thereof and, if so, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of the debt securities of the series so redeemed or purchased;

  •
  The denominations in which debt securities of the series, if any, shall be issuable if other than denominations of $1,000 and any integral multiple thereof;

  •
  If other than the principal amount thereof, the portion of the principal amount of the debt securities of the series of any of them which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture or the method by which such portion is to be determined;

  •
  If the principal of (and premium, if any) or interest, if any, or any required additional amounts, on the debt securities of the series or any of them are to be payable, at the election of the Company or a holder thereof, in a coin or currency, composite currencies or currency unit or units other than that in which the debt securities of the series or any of them are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

  •
  Any deletions from, modifications of or additions to the events of default or covenants of the Company, as provided in the Indenture, with respect to the debt securities of the series or any of them;

  •
  The terms pursuant to which the debt securities of such series will be made subordinate in right of payment to the Company's senior indebtedness and the definition of such senior indebtedness with respect to such series;

  •
  If the debt securities of the series or any of them are to be issued upon the exercise of warrants, the time, manner and place for such Securities to be authenticated and delivered;

  •
  If the debt securities of the series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary debt securities of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and terms of such certificates, documents or conditions;

  •
  Whether any of the debt securities of a series shall be issued as original issue discount securities, which are debt securities which provide for declaration of an amount less than the principal thereof to be due and payable upon acceleration; and

  •
  Any other terms of the debt securities of the series or any of them.

        With the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of any series affected by a supplemental indenture, the Company may with respect to such series of debt securities enter into an indenture or supplemental indenture with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders such debt securities of such series; provided, however, that no such indenture or supplemental indenture shall, without the consent of the holder of each outstanding debt security affected thereby:

  •
  Change the maturity date of the principal of, or any installment of interest on, any such debt security, or reduce the principal amount thereof or the rate of interest thereon or any additional amounts payable in respect thereof, or any premium payable upon the redemption thereof, or change the obligation of the Company to pay additional amounts, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration, or change the place of payment, coin or currency in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity date thereof;

  •
  Reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such indenture or supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; or

  •
  Modify, directly or indirectly, certain provisions in the Indenture relating to the subordination of the indebtedness resented by such debt securities, or modify the definition of senior indebtedness in any manner that might alter or impair the subordination of the debt securities with respect to senior indebtedness then outstanding (unless each holder of such senior indebtedness has consented thereto in writing).

        The debt securities may be issued in global form, and are referred to herein as "global securities." Global securities will be deposited with a depositary that we will identify in a supplemental indenture. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of global securities, including the depositary arrangements for each series of global securities, will be described in the applicable supplemental indenture.

        Subordinated Debt.    The debt securities will be subordinated in right of payment to the prior payment in full of the Company's senior indebtedness, which includes with respect to any series of debt securities issued under the Indenture, shall have the meaning ascribed to such term in the board resolutions or supplemental indenture establishing such series, and shall include: (i) any indebtedness described as senior indebtedness in the resolutions of the Company that provide for the creation and issuance of such series of debt securities; (ii) the principal and any premium or interest for money borrowed or purchased by the Company; (iii) the principal and any premium or interest for money borrowed or purchased by another person and guaranteed by the Company; (iv) any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar instrument or agreement; (v) an obligation arising from direct credit substitutes; and (v) any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; in each case, whether outstanding on the date the Indenture became effective, or created, assumed or incurred after that date. The senior indebtedness of the Company, however, excludes any indebtedness that: (a) expressly states that it is junior to, or ranks equally in right of payment with, the applicable series of debt securities issued under the Indenture; or (b) is identified as junior to, or equal in right of payment with, the applicable debt securities issued under the Indenture in the resolutions of the Company, or under an supplemental indenture, that that provides for the establishment and issuance of such indebtedness.

        Registration, Transfer and Exchange.    With respect to the debt securities of each series, except as otherwise specified with respect to debt securities issued in global form, the Company shall cause to be kept, at an office or agency of the Company, a register providing for the registration of the debt securities of each series and of transfers of the debt securities of such series, subject to such reasonable regulations as it may prescribe and to certain restrictions set forth in the Indenture.

        Except as set forth in a supplemental indenture or any resolution of the Board of Directors of the Company authorizing the issuance of a series of global securities, any global security shall be exchangeable for debt securities of such series only if:

  •
  If the depository is at any time unwilling or unable or ineligible to continue as a depository and a successor depository is not appointed by the Company within 90 days of the date the Company is so notified in writing;

  •
  The Company executes and delivers to the trustee an order to the effect that such global securities shall be so exchangeable; or

  •
  An event of default has occurred and is continuing with respect to the global securities and the Company or the Depository shall have requested such exchange.

        The Indenture provides that if any mutilated debt security is surrendered to the trustee, subject to the provisions of the Indenture, the Company shall issue in exchange therefor a new debt security of the same series containing identical terms and of like principal amount. With respect to destroyed, lost or stolen debt securities, the Company the Company shall issue in exchange therefor a new debt security of the same series containing identical terms and of like principal amount, if (a) the Company and trustee have received evidence to their satisfaction of the destruction, loss or theft, (b) the holder thereof provides security indemnity as may be required by the Company and trustee, and (c) neither the Company or trustee shall have received a notice that such debt security has been acquired by a bona fide purchaser. In any event, if a mutilated, destroyed, lost or stolen debt security has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new debt security, pay such debt security.

        Payment.    The holder of any debt security shall, under the Indenture, have the absolute, unconditional right to receive payment of the principal of (and premium, if any), and subject to certain restrictions provided in the Indenture, interest on or any additional amounts in respect of such debt security on the respective maturity dates specified in the particular terms governing such debt security (or, in the case of redemption, on the redemption date specified).

        Satisfaction and Discharge.    The Company may direct that the Indenture cease to be of further effect with respect to any series of Securities (except as to any surviving rights of registration of transfer or exchange of debt securities of such series, to certain provisions relating to the payment of amounts held in trust to pay and discharge indebtedness under such debt securities, and rights to receive certain additional amounts, as set forth in the Indenture), if any of the following occur:

  •
  All debt securities of such series (other than debt securities of such series (a) which have been mutilated, destroyed, lost or stolen and which have been replaced or paid, or (b) for which a sum of money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities (including such indebtedness not yet due and payable) has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

  •
  All debt securities of such series are not delivered to the trustee for cancellation (a) have become due and payable, (b) will become due and payable at their stated maturity within one year and such debt securities are not convertible into other securities, or (c) if redeemable at the option of the Company, such debt securities are not convertible into other debt securities and are to be called for redemption within one year under arrangements satisfactory to the trustee, and the Company, in the case of (a), (b) or (c) above, as applicable, has deposited a sum of money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not delivered to the trustee for cancellation (including such indebtedness not yet due and payable);

and the Company has:

  •
  Paid all other sums payable in respect of such outstanding debt securities; and

  •
  Delivered to the trustee an officer's certificate and opinion of counsel, each stating that all conditions in the Indenture relating to the satisfaction and discharge of such series have been complied with.

        Amounts held in trust to pay and discharge the entire indebtedness on the debt securities of any series shall be used to pay such indebtedness in accordance with the Indenture. All such amounts held with respect to debt securities that are subsequently converted shall be returned to the Company.

        If the particular terms of any series of debt securities provide for defeasance of the debt securities, the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding debt securities of such series when:

  •
  (a) The Company has deposited, as trust funds in trust for such purpose, an amount sufficient to pay and discharge the entire indebtedness on all outstanding debt securities of such series (including such indebtedness not yet due and payable); (b) with respect to any such series of debt securities which are denominated in United States dollars, the Company has deposited, as obligations in trust for such purpose, such amount of direct obligations of, or obligations the timely payment of the principal of and interest on which are fully guaranteed by, the United States of America and which are not callable at the option of the issuer thereof as will, together with the income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all on all outstanding debt securities of such series (including such indebtedness not yet due and payable); or (c) the Company has properly fulfilled such other means of satisfaction and discharge as is specified with respect to all outstanding debt securities of such series;

  •
  The Company has paid all other sums payable in respect of such outstanding debt securities;

  •
  The Company has delivered to the trustee a certificate signed by a nationally recognized firm of independent public accountants certifying as to the sufficiency of the amounts deposited pursuant to clauses (a) or (b) in the first bullet-point above subsections for payment of and discharge the entire indebtedness on all outstanding debt securities of such series (including such indebtedness not yet due and payable), and an officer's certificate and an opinion of counsel, each stating that no event of default or event which with notice or lapse of time or both would become an event of default with respect to such debt securities shall have occurred and all conditions precedent in the Indenture relating to the satisfaction and discharge of such series have been complied with; and

  •
  The Company has delivered to the trustee (a) an opinion of independent counsel, which may be based upon a ruling from the Internal Revenue Service, that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred; and (b) if the debt securities of such series are then listed on a national securities exchange, an opinion of counsel that the debt securities of such series will not be delisted as a result of the exercise of the defeasance.

        Events of Default.    Event of default means, except as provided in any supplemental indenture, with respect to any series of debt securities, any of the following:

  •
  Default in the payment of any installment of interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

  •
  Default in the payment of the principal (or premium, if any) on any debt security of that series when it becomes due and payable;

  •
  Default in the payment of any sinking fund payment with respect to any debt security of that series as and when it becomes due and payable;

  •
  Failure by the Company to deliver the required debt securities or other rights upon an appropriate conversion or exchange election by any holder of convertible debt securities;

  •
  Failure by the Company duly to observe or perform any of the other covenants or agreements in the debt securities of that series, in any resolution of the Board of Directors of the Company authorizing the issuance of that series of debt securities, in the Indenture with respect to such series or in any supplemental indenture with respect to such series (other than a covenant a default in the performance of which is elsewhere in Indenture specifically dealt with), continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the trustee or by the holders of at least 25% in aggregate principal amount of the debt securities of that series at the time outstanding;

  •
  A court having jurisdiction in the premises shall enter a decree or order for the appointment of appointing a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

  •
  The Company shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company;

  •
  A "major depository institution subsidiary" of the Company shall be the subject of a receivership, insolvency, liquidation or similar proceeding; or

  •
  Any other event of default specified with respect to debt securities of that series.

        Unless the resolution adopted by the Company or supplemental indenture establishing a series of debt securities provides otherwise if an event of default specified in the sixth, seventh or eighth bullet points above (regarding certain events of receivership, insolvency or liquidation and similar proceedings) with respect to debt securities of a series, the principal amount of all the debt securities of that series (or, if any securities of that series are original issue discount securities, such portion of the principal amount of such debt securities as may be specified by the particular terms thereof), together with accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable. Holders of Subordinated Notes will not have any right to accelerate the payment of the principal amount of any series of debt securities upon the occurrence of any other event of default, including a default of the payment of interest.

        If default is made in the payment of any installment of interest on or any additional amounts payable in respect of any debt security when such interest or additional amounts shall have become due and payable and such default continues for a period of 30 days, or default is made in the payment of the principal of (or premium, if any, on) any debt security at its maturity, the Company will, upon demand of the trustee, pay to the trustee, for the benefit of the holders of such debt securities, the whole amount then due and payable on such securities for interest or other amounts, or principal (and premium, if any) and interest or additional amounts, if any, as applicable, with interest upon the overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest or any additional amounts, at the rate(s) provided in the particular terms of such debt securities, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the trustee.

        If the Company fails to pay such amounts, the trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon such debt securities and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon such Securities, wherever situated. If an event of default with respect to debt securities of any series occurs and is continuing, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities of such series by such appropriate judicial proceedings that the trustee believes is the most effective in protecting and enforcing any such rights.

        In case of any pending receivership, insolvency, liquidation or similar proceeding relative to the Company or any other obligor upon the debt securities or the property of the Company or of such other obligor or their creditors, the trustee shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the (i) whole amount or such lesser amount as may be provided for in the particular terms governing the debt securities of such series of the entire indebtedness on all outstanding debt securities of such series (including such indebtedness not yet due and payable) (ii) trustee, including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents or counsel, and (iii) of the holders, and (b) to collect, receive and distribute any amounts or other property payable or deliverable on any such claims. The trustee shall not, however, have any authority to consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the debt securities or the rights of any holder thereof, or to authorize the trustee to vote in respect of the claim of any holder in any such proceeding.

        At any time after a declaration of acceleration with respect to the debt securities of any series, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series, by written notice to the company and the trustee, may rescind and annul such declaration and its consequences if:

  •
  The Company has paid or deposited with the trustee a sum sufficient to pay (a) all overdue installments of interest on and any additional amounts payable in respect of all debts securities of such series, (b) the principal of (and premium, if any, on) the debt securities of such series that is due and payable (other than by such declaration of acceleration) and the related interest at the rate(s) provided in the particular terms of such debt securities of such series; (c) to the extent that payment of such interest is lawful, interest upon overdue installments of interest or any additional amounts at the rate(s) or rates provided in the particular terms of such debt securities of such series; and (d) all sums paid or advanced by the trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the trustee; and

  •
  all events of default with respect to the debt securities of such series, other than the non-payment of the principal of debt securities of that series which have become due solely by such declaration of acceleration, have been cured or waived.

        Amounts collected by the trustee in connection with any maturity, demand, judgment or decree shall be applied, subject to the subordination provision of the Indenture, by the trustee:

  •
  First, to the payment of all amounts due the trustee and any predecessor trustee in respect of compensation and reimbursement;

  •
  Second, to the payment of the amounts then due and unpaid upon the debt securities for principal (and premium, if any) and interest or any additional amounts payable in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the aggregate amounts due and payable on such debt securities for principal (and premium, if any), interest or any additional amounts, respectively; and

  •
  Third, the balance, if any, to the Company.

        Limited Rights.    No holder of any debt security of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

  •
  The holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of such series;

  •
  The holders of not less than 25% in principal amount of the outstanding debt securities of that series shall have made written request to the trustee to institute proceedings in respect of such event of default;

  •
  Such holder or holders have offered indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

  •
  The trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

  •
  No direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding debt securities of such series.

        No holder under the Indenture has the right to affect, disturb or prejudice the rights of any other such holders or holders of debt securities of any other series, or to obtain or to seek to obtain priority or preference over any other holders or to enforce any right under the Indenture, except in the manner specified in the Indenture and for the equal and ratable benefit of all such holders. Notwithstanding the foregoing, the holder of any debt security shall, under the Indenture, have the absolute, unconditional right to receive payment of the principal of (and premium, if any), and subject to certain restrictions provided in the Indenture, interest on or any additional amounts due thereon on the respective maturity dates specified in the particular terms governing such debt security, and to institute suit for the enforcement of such holder's right to receive payment such amounts and such right shall not be impaired without the consent of such holder.

        Consolidation, Merger and Sales.    Neither the Indenture nor any of the particular terms governing any debt security will prevent any consolidation or merger of the Company with or into any other persons, or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or will prevent any conveyance, transfer or lease of the property of the Company as an entirety or substantially as an entirety, to any other person; provided, however, that:

  •
  In the event the Company shall consolidate with or merge into another person or convey, transfer or lease its substantially all of its properties and a to any person, the person formed by such consolidation or merger, or the person which acquires by conveyance or transfer, or which leases, substantially all of the properties and assets of the Company shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, the due and punctual payment of the principal of (and premium, if any) and interest on or any additional amounts in respect of all the debt securities and the performance of every other covenant of this Indenture on the part of the Company to be performed or observed;

  •
  Immediately after giving effect to such transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of Default, shall have happened and be continuing; and

  •
  Each of the Company and the successor person has delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the foregoing requirements and the other provisions relating to any such transaction in the Indenture (and supplemental indenture as applicable), and that all conditions precedent in the Indenture (and supplemental indenture as applicable) relating to such transaction have been complied with.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain United States federal income tax consequences of the acquisition, ownership and disposition of the Subordinated Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the United States Internal Revenue Code of 1986, as amended , or the Code, the final, temporary, and proposed Treasury Regulations, or the Regulations, promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences with respect to Subordinated Notes that were purchased by an initial holder at their original issue price (generally the first price at which a substantial amount of the Subordinated Notes is sold, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) for cash and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Subordinated Notes. This summary assumes that the Subordinated Notes will be treated as debt instruments for United States federal income tax purposes. This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, but not limited to, financial institutions, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, partnerships or other pass-through entities, United States expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the United States dollar, or persons who hold Subordinated Notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

        If a partnership (including for this purpose any entity or an arrangement treated as a partnership for U.S. Federal income tax purposes) holds Subordinated Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership, and certain denominations made at the partner level. If you are a partner in a partnership holding Subordinated Notes, you should consult your tax advisor.

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR HOLDERS RELATING TO OWNERSHIP AND DISPOSITION OF OUR SUBORDINATED NOTES. PROSPECTIVE PURCHASERS OF THE SUBORDINATED NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEIR PARTICULAR SITUATIONS OF ACQUIRING, OWNING AND

DISPOSING OF THE SUBORDINATED NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

        For purposes of the following summary, a "U.S. Holder" means a beneficial owner of Subordinated Notes that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) if a valid election to be treated as a U.S. person is in effect with respect to such trust. A "Non-U.S. Holder" is a beneficial owner of Subordinated Notes that is neither a U.S. Holder nor a partnership (or other pass-through entity) for U.S. federal income tax purposes; however, the term "Non-U.S. Holder" does not include an individual present in the United States for 183 days or more in the taxable year of disposition of the Subordinated Notes who is not otherwise a resident of the United States for U.S. federal income tax purposes.

United States Federal Income Taxation of U.S. Holders

        Payments of Stated Interest.    Based on interest rate characteristics of the Subordinated Notes, we intend to treat the Subordinated Notes as "variable rate debt instruments" ("VRDIs") for U.S. federal income tax purposes and this discussion assumes such characterization to be correct. Stated interest on a Subordinated Note should constitute "qualified stated interest" under the Regulations applicable to VRDIs and consequently will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the holder's regular method of accounting for United States federal income tax purposes. Certain U.S. Holders may also be subject to a tax on "net investment income." Please see the discussion under "—Medicare Tax" below for additional information on the potential application of this tax. It is anticipated, and this discussion assumes, that the issue price of the Subordinated Notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimus amount (as set forth in the applicable Regulations). If, however, the issue price of a Subordinated Note is less than the stated principal amount and the difference is more than a de minimus amount (as set forth in the applicable Regulations), a U.S. Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method, regardless of their regular method of accounting. As a result, U.S. Holders may recognize income in respect of an original issue discount debt security in advance of the receipt of cash attributable to such income.

        Disposition of the Subordinated Note.    Upon the redemption, sale, exchange or other taxable disposition of a Subordinated Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except to the extent such cash or other property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (ii) such holder's adjusted tax basis in the Subordinated Note. A U.S. Holder's adjusted tax basis in a Subordinated Note generally will equal the cost of the Subordinated Note to such holder. Any gain or loss recognized on the disposition of a Subordinated Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the Subordinated Note is more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder (such as an individual) generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to significant limitations. Certain U.S. Holders may also be subject to a tax on "net investment income." Please see the discussion under "—Medicare Tax" below for additional information on the potential application of this tax.

        Backup Withholding and Information Reporting.    For each calendar year in which the Subordinated Notes are outstanding, we generally are required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

        In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number in the manner required by applicable law by providing a Form W-9 or an approved substitute, or there has been received a notice of underreporting of the U.S. Holder's tax liability, we, our agent or paying agents, or a broker may be required to "backup" withhold (the current rate is 28%) based on each payment on the Subordinated Notes and on the proceeds from a sale of the Subordinated Notes. The backup withholding obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

        Backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder's United States federal income tax liability, provided that the required information is timely furnished to the IRS.

        U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding, and the procedure for establishing such exemption, if applicable.

        Medicare Tax.    Recently enacted legislation generally imposes a tax of 3.8% (the "Medicare Tax") on the "net investment income" of certain U.S. citizens and resident aliens, and on the undistributed "net investment income" of certain trusts and estates. Among other items, "net investment income" generally includes gross income from interest and net gain from the disposition of certain property, less certain related deductions. For individuals, the tax will be 3.8% of the lesser of the individual's "net investment income" or the excess of the individual's modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual.

        Prospective purchasers should consult their own tax advisor regarding the possible implications of the Medicare Tax on their particular circumstances.

        FATCA.    The Foreign Account Tax Compliance Act, or FATCA, imposes a 30% withholding tax on interest payments and, on or after January 1, 2017, gross proceeds of sale of interest-bearing obligations for payments made to certain foreign financial institutions, investment funds and non-financial foreign entities if certain disclosure requirements related to direct and indirect United States shareholders and/or United States accountholders are not satisfied. Consequently, FATCA could impose a withholding tax of 30% on interest income (including any original issue discount) and other periodic payments on a Subordinated Note paid to you or any non-U.S. person or entity that receives such income, or non-U.S. payee, on your behalf, unless you and each such non-U.S. payee in the payment chain comply with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements. This withholding tax could also apply to all payments made upon the sale, exchange, redemption or maturity of a Subordinated Note by a non-compliant payee. In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution's U.S. account holders (which would include some account holders that are non-U.S. entities but have U.S. owners). Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

        Withholding may be imposed at any point in a chain of payments if the payee is not compliant. A chain may work as follows, for example: The payment is transferred through a paying agent to a clearing system, the clearing system makes a payment to each of the clearing system's participants, and finally the clearing system participant makes a payment to a non-U.S. bank or broker through which you hold the notes, who credits the payment to your account. Accordingly, if you receive payments through a chain that includes one or more non-U.S. payees, such as a non-U.S. bank or broker, the payment could be subject to withholding if, for example, your non-U.S. bank or broker through which you hold a Subordinated Note fails to comply with the FATCA requirements and is subject to withholding. This would be the case even if you would not otherwise have been directly subject to withholding.

        A number of countries have entered into, and other countries are expected to enter into, agreements with the U.S. to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that a payment will be subject to the withholding described above, these agreements are expected to reduce the risk of the withholding for investors in (or investors that indirectly hold a Subordinated Note through financial institutions in) those countries.

        Prospective purchasers are encouraged to consult their own tax advisor regarding the implications of FATCA on their investment in the Subordinated Notes, as well as the status of any related federal regulations.

United States Federal Income Taxation of Non-U.S. Holders

        Payment of Interest.    Subject to the discussion of backup withholding below, payments of interest on the Subordinated Notes to a Non-U.S. Holder will not be subject to United States federal withholding tax under the "portfolio interest exemption," provided that:

  •
  such payments are not effectively connected with the conduct of a United States trade or business, or in the case of an income tax treaty resident, a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States;

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the Non-U.S. Holder is not a controlled foreign corporation that, for United States federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us;

  •
  the United States has not determined that an inadequate information exchange agreement exists between the United States and the country to which the interest is paid pursuant to Section 871(h)(6) and Section 881(c)(6) of the Code;

  •
  the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

  •
  either (a) the beneficial owner of the Subordinated Notes certifies on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Subordinated Notes on behalf of the beneficial owner certifies to us or our agent as provided in the applicable Regulations, under penalties of perjury, that such a certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof.

        If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest exemption," payments of interest made to such Non-U.S. Holder will be subject to a 30% United States federal withholding tax unless the beneficial owner of the Subordinated Note provides a properly executed:

  •
  IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty, or

  •
  IRS Form W-8ECI (or successor form) stating that interest paid on the Subordinated Note is not subject to withholding tax because it is effectively connected with a United States trade or business of the beneficial owner (in which case such interest will be subject to regular graduated United States tax rates as described below).

        Please consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

        If interest on the Subordinated Note is effectively connected with a United States trade or business of the beneficial owner (and if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the relevant certification requirements described above are satisfied), will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (unless reduced by an applicable income tax treaty) in respect of such interest.

        Disposition of the Subordinated Notes.    No withholding of United States federal income tax will generally be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange, redemption or other taxable disposition of a Subordinated Note (except as described above under "—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest").

        Unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or such gain or income is effectively connected with a United States trade or business (and, if required by an applicable treaty, is attributable to a United States permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a Subordinated Note generally will not be subject to United States federal income tax, provided the Non-U.S. Holder satisfies the requirements of the "portfolio interest exemption" and is not subject to United States federal income tax on interest on a net income basis, in each case as discussed under "—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest."

        Backup Withholding and Information Reporting.    United States backup withholding tax will not apply to payments of interest on a Subordinated Note or proceeds from the sale or other disposition of a Subordinated Note payable to a Non-U.S. Holder if the certification described in "—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest" is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax liability, provided that the requisite procedures are followed.

        Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

CERTAIN ERISA CONSIDERATIONS

        Each person considering the use of the assets of (i) a pension, profit-sharing or other employee benefit plan that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) an individual retirement account, Keogh plan or other retirement plan, account or arrangement that is subject to Section 4975 of the Code, or (iii) an entity such as a collective investment fund, partnership, separate account or insurance company general accounts whose underlying assets include the assets of such plan or account ((i), (ii) and (iii) individually, a "Plan"), to purchase or hold the Subordinated Notes should consider whether an investment in the Subordinated Notes would be consistent with the documents and instruments governing the plan and with its fiduciary duties, including satisfaction of applicable prudence and diversification requirements, and whether the purchase or holding of the Subordinated Notes would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Each person considering the use of the assets of any other plan subject to federal, state, local or non-U.S. laws that are similar to Title I of ERISA or Section 4975 of the Code ("Similar Laws") should consider whether the purchase or holding of the Subordinated Notes would violate any Similar Laws.

        Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in certain transactions involving "Plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA, or a loss of tax-exempt status and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

        The purchase or holding of the Subordinated Notes by or on behalf of a Plan with respect to which the Company, the underwriters, the trustee or any of their respective affiliates are or become a party in interest or a disqualified person may constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the Subordinated Notes are purchased or held pursuant to and in accordance with an applicable exemption.

        Certain prohibited transaction class exemptions ("PTCEs") issued by the U.S. Department of Labor may provide exemptive relief for prohibited transactions resulting from the purchase or holding of the Subordinated Notes. Those class exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Subordinated Notes and related lending transactions, provided that neither the entity that is the party in interest or disqualified person (i.e., the issuer, the underwriters or the trustee, as applicable) nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called "service provider exemption"). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Subordinated Notes.

        Accordingly, the Subordinated Notes may not be purchased or held by any Plan or any entity whose underlying assets include "Plan assets" by reason of any Plan's investment in the entity or any person investing "Plan assets" of any Plan, unless (i) such purchase or holding is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84- 14 or the service-provider exemption or (ii) there is some other basis on which the purchase and holding of the Subordinated Notes will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

        Each purchaser or holder of the Subordinated Notes or any interest therein, and each person making the decision to purchase or hold the Subordinated Notes on behalf of any such purchaser or holder, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser or holder acquires its interest in the Subordinated Notes to the date on which the purchaser or holder disposes of its interest in the Subordinated Notes, such purchaser and holder, by its purchase or holding of the Subordinated Notes or any interest therein, (i) is not a Plan and its purchase and holding of the Subordinated Notes is not made on behalf of or with "Plan assets" of any Plan, or (ii) if it is a Plan or its purchase and holding of the Subordinated Notes is made on behalf of or with "Plan assets" of a Plan, then (A) its purchase and holding of the Subordinated Notes will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (B) none of the Company, the underwriters, the trustee, nor any of their affiliates is acting as a fiduciary (within the meaning of Section 3(21) of ERISA) in connection with the purchase or holding of the Subordinated Notes nor have they provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of the Subordinated Notes. Each purchaser and holder of the Subordinated Notes or any interest therein, and each person making the decision to purchase or hold the Subordinated Notes on behalf of any such purchaser or holder, or on behalf of any governmental plan, church plan or foreign plan, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), by its purchase or holding of the Subordinated Notes or any interest therein, that such purchase and holding does not violate any applicable Similar Laws.

        Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Subordinated Notes on behalf of or with "Plan assets" of any Plan (or on behalf of or with the assets of any plan subject to Similar Law) consult with their counsel regarding the relevant provisions of ERISA, the Code and any Similar Laws and the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or any other applicable exemption or basis on which the acquisition and holding will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

        Each purchaser and holder of the Subordinated Notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Subordinated Notes does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any applicable Similar Laws. The sale of any Subordinated Notes to any Plan (or plan subject to Similar Laws) is in no respect a representation by the Company or any of its affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans (or plans subject to Similar Laws) generally or any particular Plan (or plan subject to Similar Laws), or that such an investment is appropriate for Plans (or plans subject to Similar Laws) generally or any particular Plan (or plan subject to Similar Laws).

UNDERWRITING

        We have entered into an underwriting agreement with Sandler O'Neill & Partners, L.P., as the representative of each of the underwriters named below, with respect to the Subordinated Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, each underwriter has agreed, severally but not jointly, to purchase the aggregate principal amount of notes in this offering set forth next to its name in the following table:

Underwriters	Amount of Securities
Sandler O'Neill & Partners, L.P.	$
Keefe, Bruyette & Woods, Inc.

Total	$

        The underwriting agreement provides that the obligation of the underwriters to purchase the Subordinated Notes offered hereby is subject to certain conditions precedent and that the underwriters will purchase an aggregate of $                    in principal amount of Subordinated Notes, which represents all of the Subordinated Notes offered by this prospectus supplement, if any of these Subordinated Notes are purchased.

        Subordinated Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. If all the Subordinated Notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the Subordinated Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The representative of the underwriters advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

Discounts, Commissions and Expenses

        The following table shows the per Subordinated Note and total underwriting discounts and commissions we will pay the underwriters:

Per Subordinated Note		%
Total	$

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $400,000, which expenses are payable by us.

Indemnification

        We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act and to contribute to payments the underwriter may be required to make in respect of these liabilities.

No Public Trading Market

        There is currently no public trading market for the Subordinated Notes. In addition, we have not applied and do not intend to apply to list the Subordinated Notes on any securities exchange or to have the Subordinated Notes quoted on an automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Subordinated Notes. However, they are not obligated to do so and may discontinue any market-making in the Subordinated Notes at any time in their sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the Subordinated

Notes will develop, that you will be able to sell your Subordinated Notes at a particular time, or that the price you receive when you sell will be favorable.

Stabilization

        In connection with this offering of the Subordinated Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Subordinated Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Subordinated Notes. Syndicate covering transactions involve purchases of the Subordinated Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Subordinated Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Electronic Distribution

        This prospectus supplement and the accompanying prospectus may be made available in electronic format on one or more websites or through other online services maintained by the underwriters or by their respective affiliates. Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by either of the underwriters or any of their affiliates is not part of this prospectus supplement or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or either of the underwriters in their capacity as underwriter and should not be relied on by investors.

Our Relationships with the Underwriters

        The underwriters and their respective affiliates have engaged, and may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Matters

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Subordinated Notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The Subordinated Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriters require that the persons into whose possession this prospectus supplement comes inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

VALIDITY OF THE SUBORDINATED NOTES

        The validity of the Subordinated Notes we are offering will be passed upon for us by the law firm of BuckleySandler LLP, Washington, DC. Attorneys at BuckleySandler LLP who have been involved in such matters own an aggregate of approximately 12,877 shares of our common stock, including 6,030 shares as trustee. Holland & Knight LLP, Washington, DC, will pass upon certain legal matters for the underwriters.

EXPERTS

        The financial statements of the Company and the report on the effectiveness of the Company's internal control over financial reporting incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2015, as amended, have been so incorporated in reliance on the report of Stegman & Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC's internet website found at http://www.sec.gov. You may also obtain free copies of the documents we have filed with the SEC (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this proxy statement/prospectus) by contacting Jane E. Cornett, Corporate Secretary, Eagle Bancorp, Inc., 7830 Old Georgetown Road, Third Floor, Bethesda, Maryland 20814, telephone 301.986.1800 or from our internet website at http://www.eaglebankcorp.com.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's Public Reference Room in Washington, DC, as well as through the SEC's internet website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus supplement from the documents listed below that we have previously filed with the SEC (file no. 000-25923). This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede, any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

        We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

  (a)
  Our Annual Report on Form 10-K for the year ended December 31, 2015;

  (b)
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

  (c)
  Our Current Reports on Form 8-K filed on January 20, 2016; February 10, 2016, February 24, 2016, March 25, 2016, April 20, 2016, Mary 2, 2016, May 17, 2016, June 11, 2016, June 27, 2016 and July 20, 2016;

  (d)
  Portions of our proxy statement for the annual meeting of shareholders held on May 12, 2016 that have been incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015; and

  (e)
  The description of our common stock contained in the Registration Statement on Form 8-A filed April 30, 1999.

        All documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering will also be deemed to be incorporated by reference. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus supplement from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus supplement or accompanying prospectus. This prospectus supplement is dated                , 2016. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

PROSPECTUS

Common Stock
Preferred Stock
Warrants
Depositary Shares
Debt Securities
Units

        We may offer, issue and sell, from time to time, in one or more offerings, shares of our common stock, shares of one or more classes or series of our preferred stock, depositary shares, warrants to purchase any of the foregoing equity securities, debt securities, or units consisting of one or more of these securities.

        We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Our common stock is listed on the Nasdaq Capital Market under the symbol "EGBN."

        Investing in our securities involves risks. You should refer to the risk factors that may be included in a prospectus supplement and in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities. See "Risk Factors" on page 4.

        Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the securities or determined if this prospectus and any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is March 2, 2015

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the SEC, using a "shelf" registration process. By using a shelf registration statement, we may, from time to time, sell any combination of shares of our common stock, shares of one or more classes or series of our preferred stock, depositary shares, warrants to purchase any of the foregoing equity securities, debt securities, or units consisting of one or more of the securities described in this prospectus, in one or more offerings having an indeterminate total dollar amount. The debt securities, preferred stock, warrants, and units may be convertible into or exercisable or exchangeable for common or preferred stock or other securities issued by us or debt or equity securities issued by one or more other entities.

        Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the offering and the specific terms of the securities being offered. The prospectus supplement may also add, update, or change information contained in this prospectus. Before purchasing any of our securities, you should carefully read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus. For additional information, please refer to "Where You Can Find Additional Information About Eagle Bancorp" and "Incorporation of Certain Information by Reference." If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement may be read at the SEC's website at www.sec.gov or at the SEC office mentioned under the heading "Where You Can Find Additional Information About Eagle Bancorp."

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contained the information, regardless of when this prospectus is delivered, or when any sale of securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

        In this prospectus, we refer to common stock, preferred stock, debt securities, depositary shares, warrants and units collectively as "securities." The terms "we," "us" "our," "Eagle" and the "Company" refer to Eagle Bancorp, Inc. and our subsidiaries; except that in the description of the securities we may offer, these terms refer solely to Eagle Bancorp, Inc. and not to any of our subsidiaries.

        We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

        Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

 CAUTION ABOUT FORWARD LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," or words or phrases of similar meaning. We caution that the forward looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward looking statements.

        The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward looking statements:

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  The strength of the United States economy in general and the strength of the local economies in which we conduct operations;

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  Geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

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  The effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, inflation, interest rate, market and monetary fluctuations;

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  The timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

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  Results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our allowance for credit losses or to write-down assets;

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  Changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or our subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;

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  The willingness of users to substitute competitors' products and services for our products and services;

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  The impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

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  The effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies;

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  Technological and social media changes;

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  The effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions;

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  The growth and profitability of non-interest or fee income being less than expected;

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  Changes in the level of our non-performing assets and charge-offs;

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  Changes in consumer spending and savings habits;

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  Unanticipated regulatory or judicial proceedings; and

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  Other risk factors included under the heading "Risk Factors" appearing in our Annual Report on Form 10-K for the year ended December 31, 2014.

        If one or more of the factors affecting our forward looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward looking information and statements contained in this prospectus and any accompanying prospectus supplement, and in the information incorporated by reference herein and therein. Therefore, we caution you not to place undue reliance on our forward looking information and statements. We will not update the forward looking statements to reflect actual results or changes in the factors affecting the forward looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT EAGLE BANCORP

        We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1.800.SEC.0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC's internet website found at http://www.sec.gov. You may also obtain free copies of the documents we have filed with the SEC (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this prospectus) by contacting Jane E. Cornett, Corporate Secretary, Eagle Bancorp, Inc., 7830 Old Georgetown Road, Bethesda, Maryland 20814, telephone 301.986.1800, or from our internet website at http://www.eaglebankcorp.com.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document for more information. You may review a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's internet website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus from the documents listed below that we have previously filed with the SEC (file no. 000-25923). This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date that document is filed. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede, any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

  (a)
  Our Annual Report on Form 10-K for the year ended December 31, 2014;

  (b)
  Our Current Reports on Form 8-K filed on January 15, 2015, February 12, 2015, February 13, 2015, and February 26, 2015;and

  (c)
  The description of our common stock contained in the registration statement on Form 8-A filed April 30, 1999.

        All documents that we file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the registration statement and prior to its effectiveness, on or after the date of this prospectus and prior to the termination of the offering will also be deemed to be incorporated by reference. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated March 2, 2015. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

EAGLE BANCORP, INC.

        We are the registered bank holding company for EagleBank, Bethesda, Maryland, a Maryland chartered commercial bank which is a member of the Federal Reserve System. We were organized in October 1997 to be the holding company for EagleBank, which commenced operations in July 1998.

        We are a growth oriented institution, providing a high level of service and developing deep relationships with our customers. We offer a broad range of commercial banking services to our business and professional clients as well as full service consumer banking services to individuals living and/or working primarily in our service area. EagleBank was organized as an alternative to the super-regional financial institutions which dominate our market area. EagleBank's philosophy is to provide superior, personalized service to our customers. EagleBank focuses on relationship banking, providing each customer with a number of services, becoming familiar with and addressing the customer's needs in a proactive personalized fashion.

        Our principal executive offices are located at 7830 Old Georgetown Road, Bethesda, Maryland 20814, and our telephone number is 301.986.1800.

RISK FACTORS

        An investment in our securities involves various risks. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and related notes incorporated by reference herein or therein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

        Our consolidated ratio of earnings to combined fixed charges and preferred dividends for each of the five fiscal years ended December 31, 2014 and are as set forth in the following table.

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges and preferred dividends:
Including interest on deposits	7.06x	6.55x	4.61x	2.60x	2.09x
Excluding interest on deposits	20.23x	27.61x	17.96x	7.93x	5.79x

        For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, earnings are the sum of:

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  net income before taxes; and

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  fixed charges.

        For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, fixed charges are the sum of:

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  interest expenses, including interest on deposits, and, in the second alternative shown above, excluding interest on deposits; and

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  that portion of net rental expense deemed to be the equivalent to interest on long-term debt.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement, which may include general corporate purposes.

LEGAL MATTERS

        Except as otherwise provided in any prospectus supplement, the validity of the securities offered hereby will be passed upon for us by BuckleySandler LLP, Washington, D.C. Attorneys at BuckleySandler LLP who have been involved in such matters own an aggregate of approximately 6,848 shares of our common stock.

EXPERTS

        The consolidated financial statements of Eagle and the report on the effectiveness of Eagle's internal control over financial reporting incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the reports of Stegman & Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

          % Fixed-to-Floating Subordinated Notes
due                , 2026

PROSPECTUS SUPPLEMENT
(To the Prospectus dated March 2, 2015)

Book-Running Manager
Co-Manager
Keefe, Bruyette & Woods
                         A Stifel Company

                        , 2016